Exhibit 10.3

ALLEGHANY CORPORATION

Restricted Stock Unit Matching Grant Agreement

Restricted Stock Unit Matching Grant Agreement (“Agreement”), dated as of March 6, 2012, between Alleghany Corporation, a Delaware corporation (“Alleghany”), and Joseph P. Brandon (the “Participant”).

Section 1. Restricted Stock Matching Grant. Alleghany hereby grants to the Participant, on the terms and conditions hereinafter set forth and subject thereto, a restricted stock unit matching grant, as specified in the “Matching Grant” paragraph (with the defined term “Final Purchase Date” to refer to the date that is 180 days after the Effective Date and not 120 days after the Effective Date) of the Participant’s employment letter with Alleghany, dated November 20, 2011 (the “Employment Letter”), of one restricted stock unit (a “Restricted Stock Unit”) for each share of common stock, par value $1.00 per share, of Alleghany (the “Common Stock”) purchased by the Participant (each an “Owned Share”) on or prior to the Determination Date (as defined in the Employment Letter). This grant has been made by the Compensation Committee of the Board of Directors of Alleghany (the “Committee”) pursuant to the terms of the Alleghany Corporation 2007 Long-Term Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference. Any terms used but not defined herein shall have the meanings ascribed thereto in the Plan. Any ambiguity between any term used in this Agreement and a term used in the Plan shall be resolved in favor of and in accordance with the term used in the Plan. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon Alleghany and the Participant.

Section 2. Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock and, subject to the terms and conditions of this Agreement and the Plan, Alleghany shall pay or provide to the Participant in accordance with Section 5 (x) a payment in cash in respect of such Restricted Stock Units (as adjusted hereunder) in an amount equal to the Fair Market Value on the applicable Vesting Date (as defined below) of the number of shares of Common Stock equal to the number of Restricted Stock Units (as adjusted hereunder) to which the Participant is entitled to payment as of the applicable Vesting Date, or (y) a share of Common Stock with respect to each Restricted Stock Unit (as adjusted hereunder) to which the Participant is entitled to payment as of the applicable Vesting Date, with the form of such payment to be determined in the discretion of the Committee as set forth in Section 5 below. Alleghany shall establish on its books a Restricted Stock Unit Account for the Participant and shall credit the hereby-granted Restricted Stock Units thereto. The Restricted Stock Unit Account shall be debited in respect of any disposition of Owned Shares as provided in Section 3 hereof. The Restricted Stock Unit Account shall reflect the investment experience which the account would have had if such account held whole or fractional shares of Common Stock equal to the number of credited Restricted Stock Units. The Restricted Stock Unit Account shall be equitably adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions and/or major corporate events which may, from time to time, occur with respect to Alleghany and/or Common Stock prior to the Vesting Date. Dividends and other distributions shall be automatically credited to the Restricted Stock

Unit Account at their cash value or the fair market value of any non-cash dividend or other distribution and shall be deemed to purchase Restricted Stock Units at a price equal to the Fair Market Value of Common Stock on the date of payment thereof.

Section 3. Owned Shares. It is a condition to payment in respect of the Restricted Stock Units that the Participant shall have maintained unencumbered beneficial ownership of the Owned Shares in respect of which such Restricted Stock Units were credited, and any stock dividends or stock splits paid in respect thereof, continuously throughout the period commencing with the initial purchase of Owned Shares and ending on the seventh anniversary of the date of grant (the “Ownership Period”), and that the Participant shall not (i) have sold, assigned, transferred, pledged, or hypothecated the Owned Shares, including any stock dividends paid in respect thereof, or (ii) have engaged in any short sale or other transaction that would have the effect of decreasing his economic risk with regard to the Owned Shares, including any stock dividends paid in respect thereof, at any time during the Ownership Period (any such action in subsection (i) or (ii) being hereinafter referred to as a “disposition”). In the event of a disposition of any of the Owned Shares, or related stock dividend shares, during the Ownership Period, the Participant’s Restricted Stock Unit Account shall be debited in an amount equal to one Restricted Stock Unit for each Owned Share so disposed (the “Disposed Owned Share”), together with the investment experience and dividends and distributions theretofore credited from the date of purchase of the Disposed Owned Share. The Participant shall provide such evidence and certification of continued satisfaction of such continuous ownership requirement (including certification that he has not effected a disposition of any Owned Shares) from time to time as requested by Alleghany. Evidence of continued satisfaction of the continuous ownership requirement requested by Alleghany may include certification of ownership by a brokerage or other financial institution. Notwithstanding the requirements set forth in this Section 3, the Owned Shares, and related stock dividend shares, shall at all times throughout the Ownership Period remain the property of the Participant and be subject to his exclusive control and, with respect thereto, the Participant shall have all rights of a stockholder of Alleghany. Notwithstanding the foregoing, in the event of your termination of employment for any reason, including your death and Total Disability (as defined in the Employment Letter), and in connection with a merger approved by the Board of Directors of Alleghany effectuated by a tender offer, or other major corporate transaction approved by the Board of Directors of Alleghany with respect to Alleghany Common Stock, the Ownership Period applicable to the Owned Shares and related stock dividend shares shall terminate and such Owned Shares shall become freely transferable.

Section 4. Vesting of Restricted Stock Units. The Restricted Stock Units shall vest and become nonforfeitable and be paid, as follows:

(a) Subject to the terms of this Section 4, (i) 15% of the Restricted Stock Units included in the Restricted Stock Unit Account as of the date of grant (subject to adjustment in accordance with the terms of the Plan and Section 2 hereof) shall vest and become nonforfeitable on each of the first six anniversaries of the date of grant, and (ii) 10% of the Restricted Stock Units included in the Restricted Stock Unit Account as of the date of grant (subject to adjustment in accordance with the terms of the Plan and Section 2 hereof) shall vest and become nonforfeitable on the seventh anniversary of the date of grant (each of the first seven anniversaries of the date of grant and the date of the Participant’s termination of employment (if applicable), a “Vesting Date”).

(b) If the Participant’s employment terminates prior to the seventh anniversary of the date of grant due to the Participant’s death or Total Disability or by the Company other than for Cause (as defined in the Employment Letter), the number of Restricted Stock Units equal to the product of (i) the number of Restricted Stock Units that are eligible to vest on the first Vesting Date (as per Section 4(a) above) that would occur immediately following the date of termination and (ii) a fraction, the numerator of which shall be the number of days elapsed from the Vesting Date immediately preceding the date of termination (as per Section 4(a) above) through the date of termination, and the denominator of which shall be 365, shall vest immediately as of such date of termination and be paid out as provided hereunder. Except as provided in the prior sentence, upon the Participant’s termination of employment, all of the Restricted Stock Units then remaining in the Participant’s Restricted Stock Unit Account as of the date of termination shall be forfeited and the Participant shall be entitled to no payments or shares of Common Stock in respect thereof.

Section 5. Payment; Tax Withholding. Payment in cash or delivery of shares of Common Stock in respect of Restricted Stock Units which have vested and become nonforfeitable pursuant hereto shall be made as soon as reasonably practicable after (but in no event more than ten (10) business days after) the applicable Vesting Date, in such combination of cash and shares of Common Stock (valued at Fair Market Value on the Vesting Date) or all in cash or all in Common Stock, as the Committee may determine. Shares of Common Stock delivered on payment of Restricted Stock Units may be treasury shares, authorized but unissued shares, or both. Payments in respect of, or upon the vesting of, Restricted Stock Units shall be subject to applicable tax withholding as provided in the Plan.

Section 6. Restrictions on Transfer; Beneficiaries. Neither this Agreement nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant. The Participant shall be entitled to select (and change) a beneficiary or beneficiaries to receive any payment in respect of Restricted Stock Units which have vested and become non-forfeitable pursuant hereto following the Participant’s death by giving Alleghany written notice thereof. In the event of the Participant’s death all references in the Agreement to the Participant shall be deemed, where appropriate, to refer to his beneficiary or estate. Any shares of Common Stock received by the Participant in payment of Restricted Stock Units may only be disposed of in compliance with all applicable securities laws.

Section 7. Treatment of Restricted Stock Units; No Rights as a Stockholder. Until paid, the amounts credited to the Restricted Stock Unit Account shall be a part of the general assets of Alleghany, and the Participant’s right to receive payment in respect thereof shall be no greater than the right of any other unsecured general creditor. The Restricted Stock Units, whether or not vested, will not confer upon the Participant any voting or other rights of a stockholder.

Section 8. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of Alleghany or to interfere in any way with the right of Alleghany to terminate the Participant’s employment at any time.

Section 9. Miscellaneous. This Agreement and the Employment Letter contain the entire understanding of Alleghany and the Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between Alleghany and the Participant with respect to the subject matter hereof and thereof. This letter will be binding upon, inure to the benefit of and be enforceable by, as applicable, each of the Alleghany and the Participant and each party’s respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. Alleghany shall not assign, transfer or delegate any rights or obligations hereunder, other than as a result of a corporate transaction in which the assignee, transferee or delegate agrees to assume all of Alleghany’s obligations hereunder. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Alleghany and the Participant. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 10. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Participant has duly executed this Agreement and Alleghany has duly caused this Agreement to be executed in its name and on its behalf, all as of March 6, 2012.

By:	/s/ Weston M. Hicks
Name:	Weston M. Hicks
Title:	President and Chief Executive Officer

PARTICIPANT

By:	/s/ Joseph P. Brandon
Joseph P. Brandon